Exhibit 99.1

FOR RELEASE, Thursday, September 24, 2015	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2015 THIRD QUARTER RESULTS
Revenues Increase 43% to $843 Million; Diluted Earnings Per Share of $.23
Backlog Value Increases 44% to $1.6 Billion
LOS ANGELES (September 24, 2015) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its third quarter ended August 31, 2015. Highlights and developments include the following:
Three Months Ended August 31, 2015

•	Total revenues rose 43% from the year-earlier quarter to $843.2 million. The Company has posted year-over-year revenue increases for 16 consecutive quarters.

◦	Housing revenues increased 36% to $798.6 million from $586.2 million for the corresponding period of 2014, reflecting greater delivery volume and a higher overall average selling price.

▪	The Company delivered 2,236 homes, up 25% from 1,793 homes in the year-earlier quarter.

▪	The overall average selling price rose 9% to $357,200, compared to $327,000 a year ago, as average selling prices increased in each of the Company’s four regions.

◦	Land sale revenues totaled $41.6 million, reflecting activity in the Company’s West Coast, Southwest and Southeast regions. There were no land sales in the year-earlier period.

•	The Company’s housing gross profit margin of 16.2% improved by 20 basis points from the second quarter of 2015 and decreased 260 basis points from 18.8% in the year-earlier quarter.

◦
The current quarter included housing inventory impairment and land option contract abandonment charges of $3.5 million, compared to $1.0 million of land option contract abandonment charges in the corresponding quarter of 2014.

◦
Excluding the amortization of previously capitalized interest associated with housing operations and housing inventory impairment and land option contract abandonment charges in each period, the Company’s third quarter adjusted housing gross profit margin improved to 21.1%, up 80 basis points from the second quarter of 2015. On a year-over-year basis, the current quarter adjusted housing gross profit margin decreased 160 basis points from 22.7% for the year-earlier quarter.

•
Selling, general and administrative expenses as a percentage of housing revenues improved 110 basis points to 11.9% compared to the second quarter of 2015. This ratio also improved 50 basis points from 12.4% for the prior-year quarter.

•
Interest expense decreased to $4.4 million from $6.5 million in the year-earlier quarter, as an increase in interest incurred due to the Company’s higher average debt level was more than offset by an increase in the amount of interest capitalized, reflecting a higher amount of inventory qualifying for interest capitalization in the current quarter.

•
Financial services pretax income rose to $2.7 million from $1.8 million in the year-earlier quarter due to an increase in the pretax results from Home Community Mortgage, LLC, the Company’s mortgage banking joint venture with Nationstar Mortgage LLC, which commenced operations in July 2014.

•	The Company’s pretax income rose 18% to $34.0 million from $28.7 million in the year-earlier quarter.

•	Net income totaled $23.3 million, or $.23 per diluted share, compared to $28.4 million, or $.28 per diluted share, for the third quarter of 2014.

◦
Income tax expense was $10.7 million versus $.3 million in the year-earlier quarter. Income tax expense for the 2014 third quarter was favorably impacted as a result of the Company’s deferred tax asset having a full valuation allowance, which was substantially reversed in the fourth quarter of 2014.

▪
The Company’s current quarter income tax expense, which was reduced by $2.5 million of federal energy tax credits earned from building high-efficiency homes, represented an effective tax rate of 31.5%.

Nine Months Ended August 31, 2015

•	Total revenues rose to $2.05 billion, up 27% from $1.60 billion in the year-earlier period.

◦	Housing revenues were $1.93 billion in 2015 and $1.59 billion in 2014.

▪	Homes delivered increased 13% to 5,616, compared to 4,986 homes in the nine months ended August 31, 2014.

▪	The overall average selling price of $343,400 increased 8% from $318,100 for the year-earlier period.

•	Net income totaled $40.6 million, or $.42 per diluted share, compared to $65.5 million, or $.68 per diluted share for the year-earlier period.

◦	Income tax expense was $16.5 million, compared to $.8 million for the nine months ended August 31, 2014.
Backlog and Net Orders

•
Potential future housing revenues in backlog grew 44% to $1.59 billion at August 31, 2015, from $1.10 billion at August 31, 2014, reflecting substantial year-over-year increases in each of the Company’s four regions. These increases ranged from 27% in its West Coast region to 194% in its Southwest region.

◦	The Company’s backlog at August 31, 2015 increased 36% to 4,664 homes, compared to 3,432 homes in backlog at August 31, 2014.

◦	The number of homes in backlog and corresponding backlog value at August 31, 2015 reached their highest third-quarter levels since 2008 and 2007, respectively.

•
The value of net orders generated in the current quarter rose 23% to $773.3 million from $629.2 million in the year-earlier period, marking the Company’s 14th consecutive quarter of year-over-year increases.

◦	Each of the Company’s four regions produced year-over-year growth in net order value, ranging from 9% in its West Coast region to 117% in its Southwest region.

•	Net orders grew 19% to 2,167 for the quarter, compared to 1,827 in the year-earlier quarter.

◦	The cancellation rate as a percentage of gross orders of 30% was nearly even with the third quarter of 2014, and as a percentage of beginning backlog was 20% versus 24% a year ago.

•	The Company’s overall average community count for the third quarter increased 30% to 257 from 197 for the year-earlier quarter.

◦	The Company had 252 communities open for sales at August 31, 2015, up 26% from 200 communities a year ago.
Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $378.0 million at August 31, 2015 and $383.6 million at November 30, 2014.

•	Inventories increased to $3.40 billion at August 31, 2015 from $3.22 billion at November 30, 2014, reflecting the Company’s investments in land acquisition and development during the current year.

◦	The Company’s land-related investments totaled $701.6 million for the nine months ended August 31, 2015 and $1.19 billion for the corresponding period of 2014.

◦	At August 31, 2015, the Company maintained a geographically diverse land pipeline comprised of 47,344 lots, including 39,003 lots owned and 8,341 lots controlled under land option contracts.

•
Notes payable totaled $2.63 billion at August 31, 2015, compared to $2.58 billion at November 30, 2014, reflecting the Company’s first quarter underwritten public issuance of $250 million in aggregate principal amount of senior notes, which was partly offset by the retirement of the remaining $199.9 million in aggregate principal amount of its 6 1/4% senior notes at their maturity on June 15, 2015.

◦
On August 7, 2015, the Company entered into an amended and restated revolving loan agreement with a syndicate of financial institutions that increased the commitment under the Company’s unsecured revolving credit facility from $200 million to $275 million and extended its maturity from March 12, 2016 to August 7, 2019.

◦	The Company had no cash borrowings outstanding under its unsecured revolving credit facility as of August 31, 2015.

◦
The Company’s ratio of debt to capital was 61.6% as of August 31, 2015, compared to 61.8% as of November 30, 2014. The ratio of net debt to capital was 57.9% at both August 31, 2015 and November 30, 2014.

Management Comments
“Our third quarter results showed broad-based improvement in virtually all key operational and financial metrics across our four regions,” said Jeffrey Mezger, president and chief executive officer of KB Home. “In particular, we achieved appreciable growth in homes delivered, revenues and pretax earnings in the third quarter largely through the execution of our core strategies. This performance reflects our measurably expanded community count and success in converting the robust backlog we built during the first half of this year into deliveries. Moving forward, we remain focused on improving profitability by expanding our housing gross profit margin and increasing operating leverage as we continue to build up the scale of our business. Based on the progress we have made on our strategic priorities, our significantly higher backlog, and the continued improvement in housing market fundamentals, we are anticipating a strong finish to the year. Furthermore, we expect to maintain this momentum into 2016.”
Earnings Conference Call
The conference call on the third quarter 2015 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the company has built more than half a million quality homes. KB Home's unique homebuilding approach lets each buyer customize their new home from lot location to floor plan and design features. As a leader in utilizing state-of-the-art sustainable building practices, all KB homes are highly energy efficient and meet strict ENERGY STAR® guidelines. This helps to lower monthly utility costs for homeowners, which the company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). KB Home has been named an ENERGY STAR Partner of the Year Sustained Excellence Award winner for five straight years and a WaterSense® Partner of the Year for four consecutive years. A FORTUNE 1,000 company, Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol "KBH." For more information about KB Home, call 888-KB-HOMES, visit www.kbhome.com, or connect with KB Home on Facebook.com/KBHome and Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential mortgage lending standards, the availability of residential mortgage financing and mortgage foreclosure rates); material prices and availability; subcontracted trade labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather events, significant natural disasters and other climate and environmental factors, including the severe prolonged serious drought and related water-constrained conditions in the southwest United States and California; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales, sell higher-priced homes and more design options, increase the size and value of our backlog, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our new home communities), asset activation and/or monetization, local field management and talent investment, containing and leveraging overhead costs, gaining share and scale in our served markets and increasing our housing gross profit margins and profitability; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries and revenues; our home sales and delivery performance, particularly in key markets in California; our ability to generate cash from our operations, enhance our asset efficiency, increase our operating income margin and/or improve our return on invested capital; the manner in which our homebuyers are offered and whether they are able to obtain residential mortgage loans and mortgage banking services, including from Home Community Mortgage; the performance of Home Community Mortgage; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2015 and 2014
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2015	2014	2015	2014
Total revenues	$2,046,247	$1,604,908	$843,157	$589,214
Homebuilding:
Revenues	$2,038,896	$1,596,894	$840,204	$586,231
Costs and expenses	(1,970,654)	(1,510,973)	(804,222)	(552,321)
Operating income	68,242	85,921	35,982	33,910
Interest income	342	393	87	110
Interest expense	(17,850)	(26,289)	(4,394)	(6,455)
Equity in income (loss) of unconsolidated joint ventures	(1,180)	1,161	(422)	(751)
Homebuilding pretax income	49,554	61,186	31,253	26,814
Financial services:
Revenues	7,351	8,014	2,953	2,983
Expenses	(2,802)	(2,563)	(910)	(859)
Equity in income (loss) of unconsolidated joint ventures	3,023	(289)	658	(277)
Financial services pretax income	7,572	5,162	2,701	1,847
Total pretax income	57,126	66,348	33,954	28,661
Income tax expense	(16,500)	(800)	(10,700)	(300)
Net income	$40,626	$65,548	$23,254	$28,361
Earnings per share:
Basic	$.44	$.74	$.25	$.31
Diluted	$.42	$.68	$.23	$.28
Weighted average shares outstanding:
Basic	92,005	88,389	92,065	91,793
Diluted	101,605	98,614	101,874	102,070

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31, 2015	November 30, 2014
Assets
Homebuilding:
Cash and cash equivalents	$352,952	$356,366
Restricted cash	25,028	27,235
Receivables	159,576	125,488
Inventories	3,401,737	3,218,387
Investments in unconsolidated joint ventures	72,800	79,441
Deferred tax assets, net	810,016	825,232
Other assets	114,352	114,915
	4,936,461	4,747,064
Financial services	12,035	10,486
Total assets	$4,948,496	$4,757,550

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$178,604	$172,716
Accrued expenses and other liabilities	497,158	409,882
Notes payable	2,630,732	2,576,525
	3,306,494	3,159,123
Financial services	1,776	2,517
Stockholders’ equity	1,640,226	1,595,910
Total liabilities and stockholders’ equity	$4,948,496	$4,757,550

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2015 and 2014
(In Thousands, Except Average Selling Price — Unaudited)

	Nine Months		Three Months
	2015	2014	2015	2014
Homebuilding revenues:
Housing	$1,928,395	$1,586,173	$798,633	$586,231
Land	110,501	10,721	41,571	—
Total	$2,038,896	$1,596,894	$840,204	$586,231

	Nine Months		Three Months
	2015	2014	2015	2014
Homebuilding costs and expenses:
Construction and land costs
Housing	$1,622,530	$1,292,224	$668,871	$476,016
Land	103,446	13,034	40,277	3,408
Subtotal	1,725,976	1,305,258	709,148	479,424
Selling, general and administrative expenses	244,678	205,715	95,074	72,897
Total	$1,970,654	$1,510,973	$804,222	$552,321

	Nine Months		Three Months
	2015	2014	2015	2014
Interest expense:
Interest incurred	$140,789	$127,041	$46,587	$44,603
Interest capitalized	(122,939)	(100,752)	(42,193)	(38,148)
Total	$17,850	$26,289	$4,394	$6,455

	Nine Months		Three Months
	2015	2014	2015	2014
Other information:
Depreciation and amortization	$8,413	$6,923	$2,853	$2,537
Amortization of previously capitalized interest	99,488	59,471	51,752	21,769

	Nine Months		Three Months
	2015	2014	2015	2014
Average selling price:
West Coast	$571,500	$549,300	$579,800	$579,700
Southwest	279,500	277,500	285,200	270,800
Central	244,600	219,200	256,000	223,000
Southeast	278,100	256,500	287,300	264,300
Total	$343,400	$318,100	$357,200	$327,000

KB HOME SUPPLEMENTAL INFORMATION For the Nine Months and Three Months Ended August 31, 2015 and 2014 (Dollars in Thousands — Unaudited)

	Nine Months		Three Months
	2015	2014	2015	2014
Homes delivered:
West Coast	1,498	1,288	625	458
Southwest	888	521	372	185
Central	2,212	2,167	822	807
Southeast	1,018	1,010	417	343
Total	5,616	4,986	2,236	1,793

	Nine Months		Three Months
	2015	2014	2015	2014
Net orders:
West Coast	1,886	1,618	564	529
Southwest	1,305	590	384	198
Central	2,864	2,587	818	745
Southeast	1,316	1,066	401	355
Total	7,371	5,861	2,167	1,827

	Nine Months		Three Months
	2015	2014	2015	2014
Net order value:
West Coast	$1,088,175	$949,794	$331,864	$305,840
Southwest	368,394	155,592	110,181	50,692
Central	758,592	598,011	223,168	178,657
Southeast	364,169	289,179	108,075	94,059
Total	$2,579,330	$1,992,576	$773,288	$629,248

	August 31, 2015		August 31, 2014
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
West Coast	981	$586,862	750	$463,643
Southwest	741	204,802	257	69,621
Central	2,141	571,433	1,768	396,838
Southeast	801	222,381	657	174,038
Total	4,664	$1,585,478	3,432	$1,104,140

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Nine Months and Three Months Ended August 31, 2015 and 2014
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, both of which are not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin and the ratio of net debt to capital are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, therefore, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Nine Months		Three Months
	2015	2014	2015	2014
Housing revenues	$1,928,395	$1,586,173	$798,633	$586,231
Housing construction and land costs	(1,622,530)	(1,292,224)	(668,871)	(476,016)
Housing gross profits	305,865	293,949	129,762	110,215
Add: Amortization of previously capitalized interest associated with housing operations	83,050	59,471	35,314	21,769
Housing inventory impairment and land option contract abandonment charges	4,516	1,803	3,532	1,013
Adjusted housing gross profits	$393,431	$355,223	$168,608	$132,997
Housing gross profit margin as a percentage of housing revenues	15.9%	18.5%	16.2%	18.8%
Adjusted housing gross profit margin as a percentage of housing revenues	20.4%	22.4%	21.1%	22.7%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (a) amortization of previously capitalized interest associated with housing operations and (b) housing inventory impairment and land option contract abandonment charges recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that the amortization of previously capitalized interest associated with housing operations, and housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of the amortization of previously capitalized interest associated with housing operations, and housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages — Unaudited)
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	August 31,	November 30,
	2015	2014
Notes payable	$2,630,732	$2,576,525
Stockholders’ equity	1,640,226	1,595,910
Total capital	$4,270,958	$4,172,435
Ratio of debt to capital	61.6%	61.8%

Notes payable	$2,630,732	$2,576,525
Less: Cash and cash equivalents and restricted cash	(377,980)	(383,601)
Net debt	2,252,752	2,192,924
Stockholders’ equity	1,640,226	1,595,910
Total capital	$3,892,978	$3,788,834
Ratio of net debt to capital	57.9%	57.9%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents and restricted cash, by capital (notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.